UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported)	December 12, 2013

Berkshire Income Realty, Inc.
(Exact name of Registrant as specified in its charter)

Maryland	001-31659	32-0024337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Beacon Street, Boston, Massachusetts		02108
(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code	(617) 523-7722

N/A
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 12, 2013, Berkshire Income Realty, Inc. (the “Company”), through its subsidiary, Berkshire Income Realty - OP, L.P. ("BIR OP LP"), assumed two purchase and sale contracts (the "Agreement" or "Agreements") from its affiliate, Berkshire Property Advisors, L.L.C. (“BPA”), to acquire Eon at Lindbergh, a 352-unit multifamily apartment community located in Atlanta, Georgia, from JLB EON LLC (the “Eon Seller”) and Pavilion Townplace, a 236-unit multifamily apartment community located in Dallas, Texas, from CHHC Pavilion, L.P. (the “Pavilion Seller”). The Sellers are unaffiliated third parties. The Eon Agreement transfers the Eon Seller’s interest in a ground lease, the leasehold estate created by such ground lease and all improvements located on the property. The Pavilion Agreement transfers the Pavilion Seller’s interest in the property and all improvements located on the property. The purchase price of Eon at Lindbergh is $64,000,000 and the purchase price of Pavilion Townplace is $56,000,000 and both are subject to normal operating prorations and adjustments as provided for in the Agreements. The Agreements provide for the assumption of the mortgage loans currently outstanding on Eon at Lindbergh and Pavilion Townplace, subject to the approval of the lenders.

The Company expects to complete the acquisition of Eon at Lindbergh and Pavilion Townplace during the first quarter of 2014, subject to a satisfactory due diligence and loan assumption process. The Company has until March 21, 2014 to obtain the lenders' approvals for the assumption of the mortgage loans. If the loan assumption approvals have not been received from the lenders at that time, the Company can terminate the Agreements with no further obligation. The Agreements also contain rights of termination, which provide the Company the option to terminate the Agreements in its sole discretion. The termination rights expire on December 20, 2013, contemporaneously with the expiration of the inspection period.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Berkshire Income Realty, Inc.

Date:	December 18, 2013	By:	/s/ David E. Doherty
		Name:	David E. Doherty
		Title:	Senior Vice President and Principal Financial Officer